Exhibit 10.5

ZOSANO PHARMA CORPORATION
NONSTATUTORY STOCK OPTION AWARD AGREEMENT

Pursuant to that certain offer letter entered into between the Holder and the Company, dated as of _________ (the “Offer Letter”), Zosano Pharma Corporation (the “Company”) hereby grants to ______ (the “Holder”) an option (the “Option”) to purchase a total of ______ shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the price and on the terms set forth in this Zosano Pharma Corporation Nonstatutory Stock Option Award Agreement (the “Award Agreement”).

1.	Nature of the Option

(a)This Option is intended to be a non-statutory stock option and is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or to otherwise qualify for any special tax benefits to the Holder.

(b)The Company maintains the Amended and Restated 2014 Equity and Incentive Plan (the “Plan”), which provides the general terms and conditions for equity incentive awards to the Company’s employees, directors, consultants, and other individuals who provide services to the Company. This Option is not awarded pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and conditions of the Plan relating to stock options are hereby incorporated into this Award Agreement by this reference, as though fully set forth herein, as if the Option was granted pursuant to the Plan. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

2.Date of Grant: [_____]

3.Option Exercise Price: $ [____]

4.Vesting Start Date: [_____]

5.Vesting Schedule. This Option shall become exercisable with respect to 25% of the shares of common stock subject thereto on the first anniversary of the Vesting Start Date set forth above, and with respect to an additional 1/48th of the shares of common stock subject thereto on each monthly anniversary thereafter, subject to continued employment or service with the Company through each vesting date. All vesting shall cease upon the Termination Date. Notwithstanding the foregoing, the Option may be subject to accelerated vesting in certain circumstances as set forth in the Offer letter subject to the terms and conditions thereof.

6.Method of Exercise. This Option may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with payment by (i) cash, or certified or bank check or other instrument acceptable to the Administrator for an amount equal to the aggregate exercise price of the shares being purchased; or (ii) any of the other methods set forth in the Plan to the extent permitted by the Company.

7.Termination of Services. This Option shall terminate on the earliest to occur of:

(i)	the date of expiration hereof;

(ii)	three (3) months following the Termination Date upon any termination other than for Disability or death; or

(iii)	twelve (12) months following the Termination Date upon termination for Disability or death, or if the Holder dies within three (3) months after his or her Termination Date.

8.Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements. The Company may permit to have the statutory minimum required tax withholding obligation satisfied, in whole or in part, by the methods set forth in Section 15(b) of the Plan.

9.Investment Representations. Unless the shares have been registered under the Securities Act of 1933, as amended, in connection with acquisition of this Option, the Holder represents and warrants as follows:

(a)The Holder is acquiring this Option, and upon exercise of this Option, he or she will be acquiring the shares subject hereto for investment in his or her own account, not as nominee or agent, and not with a view to, or for resale in connection with any distribution thereof.
(b)The Holder has a preexisting business or personal relationship with the Company or one of its directors, officers or controlling persons and by reason of his or her business or financial experience, has, and could be reasonably assumed to have, the capacity to protect his or her interest in connection with the acquisition of this Option and the shares subject hereto.

10.Nontransferability of Option. This Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the option Holder’s lifetime, only by the Holder, or by the Holder’s legal representative or guardian in the event of the Holder’s incapacity. Subject to the foregoing and the terms of the Plan, the terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Holder.

11.Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555, attention of the President and CEO, or such other address as the Company may hereafter designate. Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

12.The Plan. Although this Option is not granted under the Plan, the terms of the Plan have been incorporated herein by reference. Accordingly, the Holder agrees to be bound by all of the terms and conditions of the Plan. This Option will be administered by the Board or its designated Committee, who will have the same authority with respect to this Option as described in Section 3 of the Plan. A copy of the Plan is available for inspection during business hours by the Holder or the persons entitled to exercise this Option at the Company’s principal office. All questions regarding the interpretation of the terms of this Option, including all questions regarding the application and interpretation of Plan provisions incorporated herein, will be determined by the Board or its designated Committee, whose determination will be final, binding and conclusive.

13.Entire Agreement. This Award Agreement and the Offer Letter represent the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature. In the event of a conflict between the terms of this Award Agreement and the terms of the Offer Letter, the terms of the Offer Letter shall control.

14.Governing Law. This Award Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

15.Amendment. This Award Agreement may only be amended by a writing signed by each of the parties hereto.

16.Execution. This Award Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

ZOSANO PHARMA CORPORATION

By:     ____________________________
Name:
Title:

HOLDER
___________________________________
Name:
Address
____________________________________